Exhibit 99.1

Minim Revises Virtual Investor Day Timing and Provides Corporate Update

MANCHESTER, NH (February 28, 2022) — Minim, Inc. (NASDAQ: MINM), the creator of intelligent WiFi software and Motorola home networking products under an exclusive global brand license, today announces both an update to its Virtual Investor Day timing and a business update:

Virtual Investor Day

Minim previously announced that it would host a virtual investor day event, to be held on Feb 28, 2022, at 4:30 pm ET. With the announcement that it has appointed a new Chief Financial Officer, the Company now plans to reschedule the event to the second quarter. This postponement will allow the new CFO to fully participate in the investor day event. The new date for the investor day will be announced after the CFO starts with the Company on March 21, 2022.

Business Update

In lieu of the opportunity to update investors and the market on the original date for investor day, Minim provides the following updates on its business activities:

●	Consistent with performance across the industry, Minim experienced a return to pre-Covid levels of year-over-year revenue growth for FY21 (10-16% expected).
●	Q4 FY21 saw a material improvement in ecommerce performance. This was driven by the Company’s first-ever broad based participation in Amazon’s holiday shopping events and resulted in Motorola’s becoming the #1 top-selling cable modem and gateway brand for the quarter according to Amazon analyst data. Q4 FY21 saw a material reduction in retail performance. This was driven by in-quarter reductions in retail orders that resulted from holiday orders being pulled in to late Q3 FY21 due to retailer concerns over supply chain and inventory availability issues.
●	At CES 2022, Minim introduced new motosync app features and an expanded mesh WiFi portfolio, including a first-of-its-kind, ultra-high-speed wideband WiFi 6E mesh system.

“While 2021 proved to be a challenging year for our industry in terms of supply chain and a return to pre-Covid consumer demand, I am proud of our team’s accomplishments that led to positive year-over-year revenue growth consistent with pre-pandemic performance,” commented Gray Chynoweth, Minim CEO. “This annual revenue growth highlights Minim’s expanded market share in e-commerce channels. We have recently added exceptional retail sales, technology, and now financial leadership to continue to execute on our growth plan and vision. I am looking forward to a detailed discussion regarding our 2021 performance on our Fiscal Year and Fourth Quarter 2021 Earnings call.”

These preliminary estimates regarding our revenue growth is not a comprehensive statement of the Company’s financial results. Actual results for the fourth quarter and full year of 2021 may differ from these preliminary unaudited estimates as a result of the completion of the Company’s customary year-end closing, review and audit procedures and other developments arising between now and the time that its financial results are finalized. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such preliminary data for the fourth quarter and year ended December 31, 2021.

Additional information and details for Minim’s Fiscal Year and Fourth Quarter 2021 Earnings call will be provided. To learn more about Minim, visit the Company’s investor website at ir.minim.com.

About Minim

Minim, Inc. (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Headquartered in Manchester, N.H., Minim holds the exclusive global license to design and manufacture consumer networking products under the Motorola brand. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Media Contact:

Nicole Zheng at nicole@minim.com

Investor Relations Contact:

James Carbonara, Hayden IR at (646) 755-7412 or james@haydenir.com

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high-quality products that enrich consumers’ lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions, including statements regarding the Company’s anticipated results of operations for 2021. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the acquisition by merger of Zoom Connectivity, Inc.; the potential increase in tariffs on the company’s imports; potential supply interruptions from manufacturing the company’s products in Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.